Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information and to the use of our reports: (1) dated March 27, 2020 with respect to the financial statements of Principal Life Insurance Company Separate Account B, (2) dated March 13, 2020 with respect to the consolidated financial statements of Principal Life Insurance Company, and (3) dated March 13, 2020 with respect to the financial statement schedules of Principal Life Insurance Company, in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 333-213890) of Principal Life Insurance Company Separate Account B and the related prospectus of the Principal Lifetime Income Solutions II Variable Annuity.

/s/Ernst & Young LLP

Des Moines, Iowa
April 29, 2021